EXHIBIT 99.1

CRTO | Comments on recent Google Chrome announcement
Dear investors,

Yesterday, Google announced future new functionalities in its Chrome browser, designed to provide users with transparency and control.

Based on our initial read, we understand the following:

–	There will be no immediate change in Chrome.

–	In line with our expectations, no change is planned to be made to the default settings with respect to third-party cookies in Chrome.

–	Chrome will allow flexibility in how it categorizes cookies, including for cross-site tracking.

What we do not know:

–	We understand these changes should be progressively rolled out later this year. However, Google did not disclose specific timeline for the roll out.

–	As no demo of the new Chrome user interface was provided, some technical details will still need further clarification over time.
Impact on Criteo:

–	Based on our understanding as of today, we believe that these changes should have an impact on our business ranging from neutral to potentially low single-digit negative.

–	We will be following technical implementations going forward and evaluate any potential impact as more information becomes available.

We plan to provide additional information in the normal course of our communication with the investment community.

Since inception, Criteo has been committed to best-in-class privacy standards, implementing Privacy by design across its organization. We embrace any initiative aimed at providing users with more transparency, trust and control over their experience.

Today, Criteo offers its clients and publisher partners a robust identity solution for the open Internet independent from the walled gardens.